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                                                                    Exhibit 4(e)


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          CONVERTIBLE DEBENTURE AND PREFERRED STOCK PURCHASE AGREEMENT

                                     Between

                       SUBSTANCE ABUSE TECHNOLOGIES, INC.,



                                       and


                   SOUTHBROOK INTERNATIONAL INVESTMENTS, LTD.


                         ------------------------------


                             Dated as of May 8, 1997


                         ------------------------------



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                  CONVERTIBLE DEBENTURE AND PREFERRED STOCK PURCHASE AGREEMENT,
dated as of May 8, 1997 (this "Agreement"), between Substance Abuse Technologies, Inc., a Delaware corporation (the "Company"), and Southbrook International Investments, Ltd., a corporation organized and existing under the laws of the British Virgin Islands (the "Purchaser").

                  WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to the Purchaser and the Purchaser desires to acquire certain of the Company's 14% Convertible Debentures due May 8, 2000, in the form attached hereto as Exhibit A(1) (the "Convertible Debentures") and shares of the Company Class B Convertible Preferred Stock, $.01 par value per share (the "Preferred Stock").

                  IN CONSIDERATION of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:


                                    ARTICLE I

                               CERTAIN DEFINITIONS

                  Section 1.1. Certain Definitions. As used in this Agreement, unless the context requires a different meaning, the following terms have the meanings indicated in this Section 1.1:

                  "Affiliate" means, with respect to any Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

                  "Agreement" shall have the meaning set forth in the recitals hereto.

                  "Business Day" means any day except Saturday, Sunday and any day which shall be a Federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government actions to close.

                  "Certificate of Incorporation" means the Company's Certificate of Incorporation, as amended to the date of this Agreement, as filed with the Secretary of State of Delaware and which sets forth certain rights, preferences and privileges of the Preferred Stock.
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                  "Class B Exchange Agreement" shall have the meaning set forth in Section 2.1(a).

                  "Closing" shall have the meaning set forth in Section 2.1(b).

                  "Closing Date" shall have the meaning set forth in Section 2.1(b).

                  "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder as in effect on the date hereof.

                  "Commission" means the Securities and Exchange Commission.

                  "Common Stock" means the Company's common stock, par value $.01 per share.

                  "Company" shall have the meaning set forth in the recitals hereto.

                  "Convertible Debentures" shall have the meaning set forth in the recitals hereto.

                  "Conversion Price" shall have the meaning set forth in the Convertible Debentures.

                  "Disclosure Materials" means, collectively, the SEC Documents, the disclosure package delivered to the Purchaser in connection with the offering by the Company of the Convertible Debentures and the Shares and the Schedules to this Agreement furnished by, or on behalf of, the Company pursuant to Section 3.1.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Exchange Ratio" shall have the meaning set forth in the Class B Exchange Agreement.

                  "Lien" means, with respect to any asset, any mortgage, lien, pledge, right of first refusal, charge, security interest or encumbrance of any kind in or on such asset or the revenues or income thereon or therefrom.

                  "Material Adverse Effect" shall have the meaning set forth in
Section 3.1(a).

                  "Original Issue Date" shall have the meaning set forth in the Convertible Debenture or the Class B Exchange Agreement, as applicable.

                  "Per Share Market Value" shall have the meaning set forth in the Convertible Debentures or the Class B Exchange Agreement, as applicable.


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                  "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

                  "Preferred Stock" shall have the meaning set forth in the recitals hereto.

                  "Purchase Price" shall have the meaning set forth in Section 2.1(a).

                  "Purchaser" shall have the meaning set forth in the recitals hereto.

                  "Registration Rights Agreement" means the registration rights agreement, dated as of the date hereof, between the Company and the Purchaser, in the form of Exhibit B, as the same may be amended, supplemented or otherwise modified in accordance with its terms.

                  "Required Approvals" shall have the meaning set forth in
Section 3.1(f).

                  "SEC Documents" shall have the meaning set forth in Section 3.1(l).

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Shares" means the shares of Preferred Stock to be purchased by the Purchaser pursuant to this Agreement.

                  "Stated Value" shall have the meaning set forth in Section 2.1(a).

                  "Subsequent Financing" shall have the meaning set forth in
Section 4.9.

                  "Subsequent Financing Notice" shall have the meaning set forth in Section 4.9.

                  "Subsidiaries" shall have the meaning set forth in Section 3.1(a).

                  "Trading Day" shall have the meaning set forth in the Convertible Debentures.

                  "Transaction Documents" shall have the meaning set forth in
Section 3.1(b).

                  "Underlying Shares" means the shares of Common Stock issuable upon conversion of Convertible Debentures and Shares in accordance with the terms hereof, the Convertible Debentures and the Certificate of Incorporation and issuable upon exchange of Shares in accordance with the terms of the Class B Exchange Agreement.

                  "Underlying Shares Registration Statement" shall have the meaning set forth in Section 3.1(f).


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                                   ARTICLE II

                       PURCHASE OF CONVERTIBLE DEBENTURES

                  Section 2.1. Purchase of Convertible Debentures and Shares; Closing.

                  (a) Subject to the terms and conditions set forth in this Agreement, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, on the Closing Date an aggregate principal amount of $750,000 of Convertible Debentures and an aggregate of 62,500 Shares, which shall have the respective rights, privileges and preferences substantially as set forth in the Certificate of Incorporation and a certain agreement between the Company and the Purchaser dated the date hereof (the "Class B Exchange Agreement"), at a price per share of $4 (the "Stated Value"). The aggregate "Purchase Price" for the Debentures and the Shares is $1,000,000.

                  (b) The closing of the purchase and sale of the Convertible Debentures and the Shares (the "Closing") shall take place at the offices of Robinson Silverman Pearce Aronsohn & Berman, LLP, 1290 Avenue of the Americas, New York, New York 10104, immediately following the execution hereof, or at such other time and/or place as the Purchaser and the Company may agree. The date of the Closing is referred to herein as the "Closing Date".

                  (c) At the Closing, the Company shall deliver (i) to the Purchaser, (A) Convertible Debentures in an aggregate principal amount equal to $750,000 and one or more stock certificates representing the 62,500 Shares purchased by it hereunder, registered in the name of the Purchaser, and (B) the legal opinion addressed to it and dated the Closing Date of Gold & Wachtel, LLP, counsel for the Company, substantially in the form of Exhibit C; (ii) to the Company, the Purchase Price, less the fees to Wharton Capital Partners, Ltd. and the legal fees and expenses of the Purchaser's counsel contemplated by Section
5.1 hereof, in United States dollars in immediately available funds by wire transfer to an account designated in writing by the Company prior to the Closing; and (iii) to the party entitled thereto, all documents, instruments and writings required to have been delivered at or prior to Closing by either the Company or the Purchaser pursuant to this Agreement.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                  Section 3.1. Representations and Warranties of the Company. The Company hereby represents and warrants to Purchaser as follows:

                  (a) Organization and Qualification. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its


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incorporation, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company has no subsidiaries other than as set forth in the SEC Documents or in Schedule 3.1(a) (collectively, the "Subsidiaries"). Each of the Subsidiaries is a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. Each of the Company and the Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, (x) adversely affect the legality, validity or enforceability of any of the Transaction Documents, (y) have a material adverse effect on the results of operations, assets, prospects, or financial condition of the Company and the Subsidiaries taken as a whole or (z) adversely impair the Company's ability to perform fully on a timely basis its obligations under the Transaction Documents (a "Material Adverse Effect").

                  (b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated hereby and by the Registration Rights Agreement, the Convertible Debentures and the Class B Exchange Agreement (collectively with this Agreement, the "Transaction Documents") and to otherwise carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company, including, without limitation, approval thereof by the Company's Board of Directors. Each of the Transaction Documents has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate of incorporation, bylaws or other charter documents.

                  (c) Capitalization. The authorized, issued and outstanding capital stock of the Company and each of the Subsidiaries is set forth in
Schedule 3.1(c). No shares of the Common Stock are entitled to preemptive or similar rights. Except as specifically disclosed in Schedule 3.1(c), there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or, except as a result of the purchase and sale of the Convertible Debentures and Shares hereunder, securities, rights or obligations convertible into, or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings, or arrangements by which the Company or any Subsidiary is, or may become, bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. To the knowledge of the Company, except as specifically disclosed in the SEC Documents or Schedule 3.1(c), no Person beneficially owns (as


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determined pursuant to Rule 13d-3 promulgated under the Exchange Act) or has the right to acquire by agreement with, or by obligation binding upon, the Company beneficial ownership of in excess of 5% of the Common Stock.

                  (d) Issuance of Convertible Debentures, Shares and Underlying Shares. The Convertible Debentures have been duly and validly authorized for issuance, offer and sale pursuant to this Agreement and, when issued and delivered as provided hereunder against payment therefor, shall be valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application. The Shares have been duly and validly authorized for offer and sale pursuant to this Agreement and, when issued and delivered as provided hereunder against payment therefor, shall have been duly and validly issued, fully paid and nonassessable, free and clear of any Liens. The Company has and at all times while the Convertible Debentures and Shares are outstanding will maintain a reserve of shares of Common Stock to enable it to perform its conversion and/or exchange, as the case may be, and other obligations under this Agreement, the Convertible Debentures, Certificate of Incorporation, and Class B Exchange Agreement, which reserve shall be no less than the sum of twice the number of shares of Common Stock issuable upon (i) conversion of the aggregate principal balance of all then outstanding and previously unconverted Convertible Debentures into Common Stock pursuant to the terms hereof and the Convertible Debentures and (ii) conversion of Shares into Common Stock pursuant to the terms hereof and the Certificate of Incorporation or exchange of Shares into Common Stock pursuant to the terms hereof and the Class B Exchange Agreement, assuming in the case of clause (i) or (ii) above that such conversion or exchange, as the case may be, occurred on the Original Issue Date. When issued in accordance with the terms hereof, the Convertible Debentures, the Certificate of Incorporation and Class B Exchange Agreement, the Underlying Shares will have been duly authorized, validly issued, fully paid and nonassessable, and free and clear of any Liens.

                  (e) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of its Certificate of Incorporation or bylaws (each as amended through the date hereof) or (ii) subject to obtaining the consents specified in Section 3.1(f), conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, loans or credit agreement or other instrument or agreement to which the Company is a party, (iii) subject to obtaining the consents specified in Section 3.1(f), conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default), under the Convertible Loan and Warrant Agreement, dated as of November 8, 1996, by and between the Company and the Noteholders thereto, pursuant to which the Company issued its Convertible Senior Promissory Notes due November 8, 1999 (the "Senior Notes"), or (iv) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any


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
court or governmental authority to which the Company is subject (including Federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected, except in the case of each of clauses
(ii) and (iv), such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as could not, individually or in the aggregate, have or result in a Material Adverse Effect. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental authority.

                  (f) Consents and Approvals. Except as specifically set forth in Schedule 3.1(f), neither the Company nor any Subsidiary is required to obtain any consent, waiver, authorization or order of, or make any filing or registration with, any court or other Federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, except for
(i) the filing of the registration statement covering, among other things, as specified and limited by the terms of the Registration Rights Agreement, the Underlying Shares (the "Underlying Shares Registration Statement") with the Commission and the making of the applicable blue- sky filings under state securities laws, each as contemplated by the Registration Rights Agreement, and
(ii) other than, in all other cases, where the failure to obtain such consent, waiver, authorization or order, or to give or make such notice or filing, could not, individually or in the aggregate, have or would result in a Material Adverse Effect (together with the consents, waivers, authorizations, orders, notices and filings referred to in Schedule 3.1(f), the "Required Approvals").

                  (g) Litigation; Proceedings. There is no action, suit, notice of violation, proceeding or investigation pending or, to the best knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties before or by any court, governmental or administrative agency or regulatory authority (Federal, state, county, local or foreign) which relates to or challenges the legality, validity or enforceability of the Transaction Documents, Convertible Debentures, Shares, or Underlying Shares or which could, individually or in the aggregate, have or result in a Material Adverse Effect.

                  (h) No Default or Violation. Neither the Company nor any Subsidiary (i) is in default under, or in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound, (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is in violation of any statute, rule or regulation of any governmental authority, except as could not, in any case of (i) above, individually or in the aggregate, have or result in a Material Adverse Effect.

                  (i) Certain Fees. Except for fees payable by the Company to Wharton Capital Partners, Ltd., no fees or commissions are or will be payable by the Company to any broker, finder, investment banker or bank with respect to the consummation of the transactions contemplated hereby. The Purchaser shall have no obligation with respect to such fees or with respect to any claims made by other Persons for fees of a type contemplated in this Section due in connection with this transaction.


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                  (j) Disclosure Materials. The Disclosure Materials (other than the SEC Documents) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (k) Private Offering. Neither the Company nor any Person acting on its behalf has taken or will take any action (including, without limitation, any offering of securities of the Company under circumstances which would require the integration of such offering with the offering of the Convertible Debentures, the Shares or the Underlying Shares under the Securities
Act) which might subject the offering, issuance or sale of the Convertible Debentures, the Shares or the Underlying Shares to the registration requirements of Section 5 of the Securities Act.

                  (l) SEC Documents. The Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the period on and after October 1, 1995 (the foregoing materials being collectively referred to herein as the "SEC Documents") on a timely basis, or has received a valid extension of such time of filing (in which case it has made all such filings in the time required by such extension). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the published rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved, except as may be otherwise specifically indicated in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments. The date of the Company's last filed audited financial statements with the Commission was July 1, 1996 filed as part of its Form 10-K (the Company filed a Form 10-K/A on September 23, 1996), and the Company has not received any comments from the Commission in respect of such audited financial statements since the filing of the Form 10-K/A. Since the date of the financial statements included in the Company's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1996, there has been no event, occurrence or development that has had, could have or would result in a Material Adverse Effect which is not specifically disclosed in the Disclosure Materials.

                  (m) Form S-3 Eligibility. The Company is, and at the Closing Date will be, eligible to register securities for resale with the Commission under Form S-3 promulgated under the Securities Act.


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                  (n) Investment Company. The Company is not, and is not an
Affiliate of, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                  (o) Exclusivity. The Company shall not issue and sell the Convertible Debentures or Shares to any Person other than the Purchaser other than with the specific prior written consent of the Purchaser.

                  (p) Listing and Maintenance Requirements Compliance. Other than as specifically listed in Schedule 3.1(p), the Company has not in the two years prior to the date hereof received written notice from any stock exchange or market on which the Common Stock is or has been listed (or on which it is or has been quoted) to the effect that the Company is not in compliance with the listing or maintenance requirements of such exchange or market. The Company has provided to the Purchaser true and complete copies of any notices referenced in
Schedule 3.1(p).

                  Purchaser acknowledges that the representations and warranties of the Company in this Section 3.1 are based upon the assumption that the Company's stockholders will approve an increase in the authorized capitalization of the Company to 65,000,000 at a meeting duly called therefor.

                  Section 3.2. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as follows:

                  (a) Organization; Authority. Purchaser is a corporation duly and validly existing and in good standing under the laws of the jurisdiction of its incorporation. Purchaser has the requisite corporate power and authority to enter into and to consummate the transactions contemplated hereby and by the Class B Exchange Agreement and the Registration Rights Agreement and otherwise to carry out its obligations hereunder and thereunder. The purchase of the Convertible Debentures and Shares by Purchaser hereunder has been duly authorized by all necessary action on the part of Purchaser. Each of this Agreement, the Class B Exchange Agreement and the Registration Rights Agreement has been duly executed and delivered by or on behalf of Purchaser and constitutes the valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

                  (b) Investment Intent. Purchaser is acquiring the Convertible Debentures, the Shares and the Underlying Shares for its own account (and/or on behalf of managed accounts who are purchasing solely for their own accounts for investment) for investment purposes only and not with a view to or for distributing or reselling such Convertible Debentures, Shares or Underlying Shares or any part thereof or interest therein, without prejudice, however, to Purchaser's right, subject to the provisions of the Transaction Documents, at all times to sell or otherwise dispose of all or any part of such Convertible


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
Debentures, Shares or Underlying Shares under an effective registration statement under the Securities Act and in compliance with applicable State securities laws or under an exemption or exclusion from such registration.

                  (c) Purchaser Status. At the time Purchaser (and any account for which it is purchasing) was offered the Convertible Debentures and the Shares, it (and any managed account for which it is purchasing) was, and at the date hereof, it (and any managed account for which it is purchasing) is, and at the Closing Date, it (and any managed account for which it is purchasing) will be, an "accredited investor" as defined in Rule 501(a) under the Securities Act.

                  (d) Experience of Purchaser. Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Convertible Debentures and the Shares, and has so evaluated the merits and risks of such investment.

                  (e) Ability of Purchaser to Bear Risk of Investment. Purchaser is able to bear the economic risk of an investment in the Convertible Debentures and the Shares and, at the present time, is able to afford a complete loss of such investment.

                  (f) Prohibited Transactions. The Convertible Debentures and the Shares are not being acquired, directly or indirectly, with the assets of any "employee benefit plan", within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

                  (g) Reliance. Purchaser understands and acknowledges that (i) the Convertible Debentures and the Shares are being offered and sold, and the Underlying Shares are being offered, to it without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act and (ii) the availability of such exemption depends in part on, and that the Company will rely upon the accuracy and truthfulness of, the foregoing representations and the Purchaser hereby consents to such reliance.

                  The Company acknowledges and agrees that the Purchaser makes no representation or warranty with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.2.


                                   ARTICLE IV

                         OTHER AGREEMENTS OF THE PARTIES

                  Section 4.1. Transfer Restrictions. (a) If the Purchaser should decide to dispose of any portion of the principal amount of the Convertible Debentures or any of the Shares (and upon conversion or exchange thereof, as the case may be, any of the Underlying


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
Shares) held by it, the Purchaser understands and agrees that it may do so only pursuant to an effective registration statement under the Securities Act, to the Company or pursuant to an available exemption from the registration requirements thereof. In connection with any transfer of any portion of the principal amount of the Convertible Debentures, any Shares or any Underlying Shares other than pursuant to an effective registration statement or to the Company, the Company may require the transferor of such Convertible Debentures or Shares to provide to the Company an opinion of counsel experienced in the area of United States securities laws selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such Convertible Debentures, Shares or Underlying Shares under the Securities Act.

                  (b) The Purchaser agrees to the imprinting, so long as is required by this Section 4.1(b), of the following legend on the Convertible Debentures, the Shares or Underlying Shares:

                  [NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE [CONVERTIBLE] [EXCHANGEABLE] [THE SECURITIES REPRESENTED HEREBY] HAVE [NOT] BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

                  [FOR CONVERTIBLE DEBENTURES AND SHARES ONLY] THIS [CONVERTIBLE DEBENTURE IS] [THE SHARES REPRESENTED BY THIS CERTIFICATE ARE] SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND [CONVERSION] [EXCHANGE] SET FORTH IN A CONVERTIBLE DEBENTURE AND PREFERRED STOCK PURCHASE AGREEMENT, DATED AS OF MAY 8, 1997, BETWEEN THE COMPANY AND THE ORIGINAL HOLDER HEREOF. A COPY OF THAT AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF SUBSTANCE ABUSE TECHNOLOGIES, INC.

                  The Underlying Shares issuable upon conversion of the Convertible Debentures and Shares or exchange of Shares, as the case may be, shall not contain the legend set forth above if the conversion of the Convertible Debentures, or exchange of Shares, as the case may be, occurs at any time while the Underlying Shares Registration Statement is effective under the Securities Act or in the event there is not an effective Underlying Shares Registration Statement at such time, if in the opinion of counsel to the Company experienced in the area of United States securities laws determines that such legend is not required under applicable requirements of the Securities Act (including judicial


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
interpretations and pronouncements issued by the staff of the Commission). The Convertible Debentures, the Shares and the Underlying Shares shall also bear any other legends required by applicable Federal or state securities laws, which legends shall be removed when not required in accordance with this Section 4.1(b). The Company agrees that it will provide the Purchaser, upon request, with a certificate or certificates representing Underlying Shares, free from such legend at such time as such legend is no longer required hereunder. The Purchaser agrees that, in connection with any transfer of Underlying Shares by it pursuant to an effective registration statement under the Securities Act, it will comply with the prospectus delivery requirements of the Securities Act, Regulation M or any other requirements imposed by the staff of the Commission.

                  Section 4.2. Stop Transfer Instruction. The Company may not make any notation on its records or give instructions to any transfer agent of the Company which enlarge the restrictions of transfer set forth in Section 4.1.

                  Section 4.3. Furnishing of Information. For so long as the Purchaser owns Convertible Debentures, Shares or Underlying Shares, the Company covenants to timely file (or obtain valid extensions in respect thereof) all reports required to be filed by the Company after the date hereof pursuant to
Section 13(a) or 15(d) of the Exchange Act and to promptly furnish the Purchaser with true and complete copies of all such filings. If the Company is not at the time required to file reports pursuant to such sections, it will prepare and furnish to the Purchaser annual and quarterly financial statements, together with a discussion and analysis of such financial statements in form and substance substantially similar to those that would otherwise be required to be included in reports required by Section 13(a) or 15(d) of the Exchange Act in the time period that such filings would have been required to have been made under the Exchange Act.

                  Section 4.4. Use of Disclosure Materials. The Company consents to the use of the Disclosure Materials, and any amendments and supplements thereto, by the Purchaser in connection with resales of Underlying Shares other than pursuant to an effective registration statement.

                  Section 4.5. Increase in Authorized Shares. At such time as the Company would be, if a notice of conversion or exchange, as the case may be, were to be delivered on such date, precluded from converting or exchanging, as the case may be, the full outstanding principal amount of Convertible Debentures and all outstanding Shares that remain unconverted or unexchanged, as the case may be, at such date due to the unavailability of authorized but unissued or re-acquired shares of the Common Stock, the Board of Directors of the Company shall promptly (and in any case within 14 Business Days from such date, or such other time period as the Company is permitted to mail pursuant to Section 14 of the Exchange Act and Regulation 14A thereunder) prepare and mail to the stockholders of the Company proxy materials requesting authorization to amend the Company's Certificate of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue to at least 70,000,000 shares. In connection therewith, the Board of Directors shall (a) adopt proper resolutions authorizing such increase, (b) recommend to and otherwise use its best efforts to promptly and duly obtain stockholder approval to carry out such resolutions (and hold a special meeting of the stockholders no later than the 30th day after delivery of the proxy materials relating to such meeting) and
(c) within five Business Days of obtaining such shareholder authorization, file an appropriate amendment to the Company's certificate of incorporation to evidence such increase.

                  Section 4.6. Blue Sky Laws. In accordance with the Registration Rights Agreement, the Company shall qualify the Underlying Shares under the securities or Blue Sky laws of such jurisdictions as the Purchaser may reasonably request and continue such qualification at all times until the Purchaser notifies the Company in writing that it no longer owns Convertible Debentures, Shares or Underlying Shares; provided, however, that neither the Company nor its Subsidiaries shall be required in connection therewith to qualify as a foreign corporation where they are not now so qualified.

                  Section 4.7. Integration. The Company shall not, and shall use its best efforts to ensure that no Affiliate shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Convertible Debentures, the Shares or the Underlying Shares in a manner that would require the registration under the Securities Act of the sale of the Convertible Debentures, the Shares or Underlying Shares to the Purchaser.

                  Section 4.8. Solicitation Materials. The Company shall not (i) distribute any offering materials in connection with the offering and sale of the Convertible Debentures, the Shares or Underlying Shares other than the Disclosure Materials and any amendments and supplements thereto prepared in compliance herewith or (ii) solicit any offer to buy or sell Convertible Debentures, Shares or Underlying Shares by means of any form of general solicitation or advertising.

                  Section 4.9. Right of First Refusal; Subsequent Registrations; Certain Corporate Actions. (a) The Company shall not, directly or indirectly, without the prior written consent of the Purchaser, offer, sell, grant any option to purchase, or otherwise dispose (or announce any offer, sale, grant or any option to purchase or other disposition) of any of its or its Affiliates equity or equity-equivalent securities (which shall include debt instruments convertible into shares of the Common Stock) at a price which is on the face thereof or implied therein, less than either the market price or fair market value for such securities (a "Subsequent Financing") for a period of 180 days after the Closing Date, except (i) the granting of options to employees, officers and directors, and the issuance of shares upon exercise of options granted, under any stock option plan heretofore or hereinafter duly adopted by the Company, (ii) shares issued upon exercise of any currently outstanding warrants and upon conversion of any currently outstanding convertible preferred stock or convertible notes in each case disclosed in Schedule 3.1(c), (iii) shares of the Common Stock issued upon conversion of the Convertible Debentures in accordance herewith and the terms of the Convertible Debentures, (iv) shares of the Common Stock issued upon conversion or exchange, as the case may be, of the Shares in accordance herewith and the terms of the Certificate of Incorporation or the Class B Exchange Agreement, as the case may be, and (v) shares issued in connection with an acquisition by the Company of assets or securities, unless

(A) the Company delivers to the Purchaser a written notice (the "Subsequent Financing Notice") of its intention to effect such Subsequent Financing, which Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder, the Person with whom such Subsequent Financing shall be affected, and a term sheet or similar document relating thereto shall be attached to such Subsequent Financing Notice and (B) the Purchaser shall not have notified the Company by 5:00 p.m. (Eastern Time) on the tenth Business Day after its receipt of the Subsequent Financing Notice of its willingness to enter into good faith negotiations to provide (or to cause its sole designee to provide) financing to the Company on substantially the terms set forth in the Subsequent Financing Notice. If Purchaser notifies the Company of its intention to enter into such negotiations within such time period, the Company may effect the Subsequent Financing substantially upon the terms and to the Persons (or Affiliates of such Persons) set forth in the Subsequent Financing Notice; provided, that the Company shall provide the Purchaser with a second Subsequent Financing Notice, and the Purchaser shall again have the right of first refusal set forth above in this paragraph (a), if the Subsequent Financing subject to the initial Subsequent Financing Notice shall not have been consummated for any reason on the terms set forth in such Subsequent Financing Notice within 60 Business Days after the date of the initial Subsequent Financing Notice with the Person (or an Affiliate of such Person) identified in the Subsequent Financing Notice.

                  (b) Other than Underlying Shares and other "Registrable Securities" (as such term is defined in the Registration Rights Agreement) to be registered in accordance with the Registration Rights Agreement and the issuance of shares of Common Stock in connection with the acquisition of the minority ownership interest in U.S. Drug Testing, Inc. and Good Ideas Enterprises, Inc. as previously disclosed to the public, the Company shall not, without the prior written consent of the Purchaser, (i) issue or sell any of its or any of its Affiliates' equity or equity-equivalent securities (which shall include debt instruments convertible into shares of Common Stock) pursuant to Regulation S promulgated under the Securities Act, or (ii) register for resale any securities of the Company for a period of not less than 60 Trading Days after the date that the Underlying Shares Registration Statement is declared effective by the Commission. Any days that Purchaser is unable to sell Underlying Shares under the Underlying Shares Registration Statement shall be added to such 60 Trading Day period for the purposes of (i) and (ii) above.

                  (c) As long as there are Convertible Debentures and Shares outstanding, the Company shall not, and shall cause the Subsidiaries not to, without the consent of the Purchaser, (i) amend its Certificate of Incorporation, bylaws or other charter documents so as to adversely affect any rights of the Purchaser generally or to alter or amend terms relating to the Preferred Stock; (ii) repay, repurchase or offer to repay, repurchase or otherwise acquire shares of its Common Stock or any outstanding Company indebtedness other than as to the Underlying Shares, the Senior Notes or capitalized leases not to exceed an aggregate principal amount of $750,000 outstanding at any time on a consolidated basis; or (iii) enter into any agreement with respect to any of the foregoing.

                  No redemption of the Preferred Stock or repayment of the Convertible Debentures shall affect the terms of this Section 4.9.

                  Section 4.10. Purchaser Ownership of Common Stock. Purchaser may not use its ability to convert or exchange, as the case may be, Convertible Debentures and Shares hereunder or under the terms of the Convertible Debentures, the Certificate of Incorporation and the Class B Exchange Agreement to the extent that such conversion would result in Purchaser beneficially owning (for purposes of Rule 13d-3 under the Exchange Act) more than 4.9% of the outstanding shares of the Common Stock; provided, however, that if ten days shall have elapsed since Purchaser has declared an event of default under any Transaction Document and such event shall not have been cured to Purchaser's satisfaction prior to the expiration of such ten-day period, the provisions of this Section 4.10 shall be null and void ab initio.

                  Section 4.11. Listing of Underlying Shares. The Company shall
(a) not later than the fifth Business Day following the Closing Date, prepare and file with the American Stock Exchange (and each other national securities exchange or market on which the Common Stock is then listed) an additional shares listing application covering at least 2,229,501 Underlying Shares, (b) take all steps necessary to cause such shares to be approved for listing on such exchanges and markets as soon as possible thereafter, and (c) provide to the Purchaser evidence of such filing and listing, and the Company shall maintain the listing of its Common Stock on such exchange.

                  Section 4.12. Purchaser's Rights if Trading in Common Stock is Suspended or Delisted. In the event that at any time within the three-year period after the Closing Date trading in the shares of the Common Stock is suspended on (other than as a result of the suspension of trading in securities on such market or exchange generally or temporary suspensions pending the release of material information) or delisted from, the American Stock Exchange, unless immediately therewith the Common Stock is listed for trading in the Nasdaq National Market, the New York Stock Exchange or the Nasdaq SmallCap Market, for more than three Trading Days, at Purchaser's option exercisable by five Business Days prior written notice to the Company, the Company shall repay the entire principal amount of then outstanding Convertible Debentures, redeem all Shares and redeem all then outstanding Underlying Shares then held by Purchaser, at an aggregate purchase price equal to the sum of (I) the aggregate outstanding principal amount of Convertible Debentures then held by Purchaser multiplied by (1) the average Per Share Market Value for the five (5) Trading Days immediately preceding (a) the day of such notice or (b) the date of payment in full of the repurchase price calculated under this Section 4.12, whichever is greater, divided by (2) the Conversion Price on the date of the repurchase notice, (II) the aggregate of all accrued but unpaid interest and other non-principal amounts then payable in respect of all Convertible Debentures to be repaid, (III) the number of Shares then held by the Purchaser multiplied by the product of (1) the average Per Share Market Value for the five (5) Trading Days immediately preceding (a) the day of such notice or (b) the date of payment in full of the redemption price calculated under this Section 4.12, whichever is greater, multiplied by the Exchange Ratio on the date of the redemption notice,
(IV) the aggregate of all accrued but unpaid dividends and all other amounts then due and payable on account of all Shares to be redeemed, (V) the number of Underlying Shares then held by Purchaser multiplied by the average Per Share Market Value for the five (5) Trading Days immediately preceding (A) the date of the notice or (B) the date of payment in full by the Company of the repurchase price calculated under this Section 4.12, whichever is greater, and (VI) interest on the amounts set forth in I - V above accruing from the 5th day after such notice until the repurchase price under this Section 4.12 is paid in full at the rate of 15% per annum.

                  Section 4.13. No Violation of Applicable Law. Notwithstanding any provision of this Agreement to the contrary, if any repurchase or redemption of Convertible Debentures, Shares or Underlying Shares otherwise required under the Transaction Documents would be prohibited by the relevant provisions of the Delaware General Corporation Law, such repurchase or redemption shall be effected as soon as it is permitted under such law; provided, however, that, interest payable by the Company with respect to any such repurchase or redemption shall continue to accrue in accordance with Section 4.12 during any such period.

                  Section 4.14. Redemption Restrictions. Notwithstanding any provision of this Agreement to the contrary, if any repurchase of Convertible Debentures or redemption of Shares or Underlying Shares otherwise required under this Agreement would be prohibited in the absence of consent from any lender of the Company or of any Subsidiary, or by the holders of any class of securities of the Company, the Company shall use its best efforts to obtain such consent as promptly as practicable after the redemption is required. Interest payable by the Company with respect to any such repurchase or redemption shall continue to accrue in accordance with Section 4.12 until such consent is obtained. Nothing contained in this Section shall be construed as a waiver by the Purchaser of any rights they may have by virtue of any breach of any representation or warranty of the Company herein as to the absence of any requirement to obtain any such consent.

                  Section 4.15. Notice of Breaches. Each of the Company and the Purchaser shall give prompt written notice to the other of any breach of any representation, warranty or other agreement contained in this Agreement or in the Registration Rights Agreement, as well as any events or occurrences arising after the date hereof and prior to the Closing Date, which could reasonably be likely to cause any representation or warranty or other agreement of such party, as the case may be, contained herein or therein to be incorrect or breached as of such Closing Date. However, no disclosure by any party pursuant to this Section shall be deemed to cure any breach of any representation, warranty or other agreement contained herein or in the Registration Rights Agreement. Neither the Company, any Subsidiary nor the Purchaser will take, or agree to commit to take, any action that is intended to make any representation or warranty of the Company or the Purchaser, as the case may be, contained herein or in the Registration Rights Agreement inaccurate in any respect at the Closing Date.

                  Notwithstanding the generality of the foregoing, the Company shall promptly notify the Purchaser of any notice or claim (written or oral) that it receives from any lender or by any holder of any class of securities of the Company to the effect that the consummation of the transactions contemplated by any of the Transaction Documents violates or would violate any written agreement or understanding between such lender or such holder and the Company, and the Company shall promptly furnish by facsimile to the holders of the Convertible Debentures and holders of Shares a copy of any written statement in support of, or relating to, such claim or notice.

                  Section 4.16. Conversion and Exchange Procedures. Exhibit D attached hereto sets forth the procedures with respect to the conversion and exchange, as the case may be, of the Convertible Debentures and the Shares, including the forms of conversion notice to be provided upon conversion, the form of exchange notice to be provided upon exchange, instructions as to the procedures for conversion and exchange, as the case may be, the form of legal opinion, if necessary, that shall be rendered to the Company's transfer agent and such other information and instructions as may be reasonably necessary to enable the Purchaser to exercise their right of conversion or exchange smoothly and expeditiously.

                  Section 4.17. Conversion Obligations of the Company. The Company covenants to convert Convertible Debentures and Shares and exchange Shares, as the case may be, and to deliver Underlying Shares in accordance with the terms and conditions and time periods set forth in the Convertible Debenture, Certificate of Incorporation and Class B Exchange Agreement.


                                    ARTICLE V

                                  MISCELLANEOUS

                  Section 5.1. Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement, except as set forth in the Registration Rights Agreement and except that the Company shall reimburse the Purchaser at the Closing for $12,000 for its legal fees and disbursements incurred in connection with the transactions contemplated hereby. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of the Convertible Debentures and the Shares (and upon conversion or exchange thereof, the Underlying Shares) pursuant hereto. The Purchaser shall be responsible for their own tax liability that may arise as a result of the investment hereunder or the transactions contemplated by this Agreement.

                  Section 5.2. Entire Agreement; Amendments. This Agreement, together with the Exhibits and Schedules hereto, the Convertible Debentures, the Class B Exchange Agreement and the Registration Rights Agreement (together with the respective Exhibits and Schedules thereto), contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

                  Section 5.3. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of
(i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 4:30 p.m. (New York City time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in the Purchase Agreement later than 4:30 p.m.

(New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

             If to the Company:       Substance Abuse Technologies, Inc.
                                      4517 N.W. 31st Avenue
                                      Ft. Lauderdale, FL  33309
                                      Facsimile No.:  (954) 714-5049
                                      Attn:  Chief Executive Officer

                With copies to:       Gold & Wachtel, LLP
                                      110 East 59th Street
                                      New York, New York 10022
                                      Facsimile No.:  (212) 909-9455
                                      Attn:  Robert W. Berend

           If to the Purchaser:       Southbrook International Investments, Ltd
                                      c/o Trippoak Advisors, Inc.
                                      630 Fifth Avenue, Suite 2000
                                      New York, NY 10111
                                      Facsimile No.:  (212) 332-3256
                                      Attn: Robert Miller

                With copies to:       Robinson Silverman Pearce Aronsohn &
                                            Berman LLP
                                      1290 Avenue of the Americas
                                      New York, NY 10104
                                      Facsimile No.: (212) 541-4630
                                      Attn: Eric L. Cohen

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

                  Section 5.4. Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser, or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

                  Section 5.5. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

                  Section 5.6. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties and their successors and permitted assigns. Neither the Company nor Purchaser may assign this Agreement or any rights or obligations hereunder or under the Convertible Debentures, Shares, Registration Rights Agreement or Class B Exchange Agreement without the prior written consent of the other, except that the Purchaser may assign their rights hereunder and under each of such instruments and agreements to an Affiliate thereof or to a managed account of either the Purchaser or such Affiliate, provided, that such assignee demonstrates to the reasonable satisfaction of the Company its satisfaction of the representations and warranties set forth in Section 3.2 herein and does not violate Section 5 of the Securities Act. The assignment by a party of this Agreement or any rights hereunder shall not affect the obligations of such party under this Agreement.

                  Section 5.7. No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and, other than with respect to permitted assignees under
Section 5.6, is not for the benefit of, nor may any provision hereof be enforced by, any other person.

                  Section 5.8. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof.

                  Section 5.9. Survival. The representations and warranties of the Company and the Purchaser contained in Article III and the agreements and covenants of the parties contained in Article IV and this Article V shall survive the Closing (or any earlier termination of this Agreement) and any conversion of Convertible Debentures or Shares and exchange of Shares, as the case may be, hereunder.

                  Section 5.10. Counterpart Signatures. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

                  Section 5.11. Publicity. The Company and the Purchaser shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and neither party shall issue any such press release or otherwise make any such public statement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which such case the disclosing party shall provide the other party with prior notice of such public statement.

                  Section 5.12. Severability. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affecting or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

                  Section 5.13. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Purchaser will be entitled to specific performance of the obligations of the Company under this Agreement and the Company will be entitled to specific performance of the obligations of the Purchaser hereunder with respect to the subsequent transfer of Convertible Debentures, Shares and the Underlying Shares. Each of the Company and the Purchaser agree that monetary damages would not be adequate compensation for any loss incurred by reason of any breach of its obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK,
                             SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first indicated above.



                                            Company:

                                            SUBSTANCE ABUSE TECHNOLOGIES, INC.


                                            By:_________________________________
                                                 Name:
                                                 Title:



                                            Purchaser:

                                            SOUTHBROOK INTERNATIONAL
                                               INVESTMENTS, LTD




                                            By:_________________________________
                                                 Name:
                                                 Title:

                                 Schedule 3.1(a)

                [To be provided by Company prior to the Closing]

                                 Schedule 3.1(c)

                [To be provided by Company prior to the Closing]

                                 Schedule 3.1(f)

                [To be provided by Company prior to the Closing]